Exhibit 99.5

FIRST MARINER BANCORP NOMINEE HOLDER CERTIFICATION

The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the “Rights”) to purchase shares of common stock (“Common Stock”) of First Mariner Bancorp (“First Mariner”) pursuant to the rights offering (the “Rights Offering”) described and provided for in the First Mariner prospectus, dated                   , 2009 (the “Prospectus”), hereby certifies to First Mariner, American Stock Transfer & Trust Company, LLC, as subscription agent for the Rights Offering, and to Laurel Hill Advisory Group, LLC, as information agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus), and on behalf of such beneficial owners the number of shares of Common Stock subscribed for pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately for each beneficial owner (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription privilege has been exercised in full if shares are subscribed pursuant to the over-subscription privilege:

Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Privilege(A)	Number of Shares Subscribed for Pursuant to Over- Subscription Privilege
1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Provide the following information if applicable:

Depository Trust Company (“DTC”)

Participant Number:

Participant Name:

By:

Name:

Title:

DTC Basic Subscription Confirmation Number(s)

(A) See note on bottom of Beneficial Owner Election Form.